UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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KIPS BAY MEDICAL, INC.
(Name of Registrant as Specified In Its Charter)

Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 10, 2015

RE:	Voting for Kips Bay Medical, Inc. Annual Meeting of Stockholders
September 22, 2015

Dear Stockholder,

You are being sent this reminder to ask you to please vote your shares common stock. You are receiving this reminder notice because you have not voted your shares of common stock or submitted your proxy for the upcoming Annual Meeting of Stockholders for Kips Bay Medical, Inc. The meeting is scheduled to be held on Tuesday, September 22, 2015, at 8:30 a.m., Central Time, at the offices of Oppenheimer Wolff & Donnelly LLP, located at Campbell Mithun Tower – Suite 2000, 222 South Ninth Street, Minneapolis, Minnesota 55402.

At the meeting, stockholders are being asked to consider and approve, among other proposals, a proposal to approve a voluntary dissolution and liquidation of the Company. The affirmative vote of a majority of the Company’s outstanding shares of common stock is required to approve the voluntary dissolution and liquidation of the Company. Abstentions and broker non-votes will have the same effect as votes against the proposal.

It is very important that your shares be represented at the meeting, regardless of the number of shares you hold and whether or not you plan to attend the meeting in person. Your vote is critical to ensuring an orderly wind-down of the Company and to minimize the costs associated with this process. Please follow the instructions on the enclosed proxy card to vote your shares. We encourage you to vote by internet or telephone to ensure that we receive your vote prior to the meeting.

If you have any questions regarding the meeting, the completion of the enclosed proxy card or voting by internet or telephone, please call us at (763) 235-3540.

Best regards,

/s/ Manny Villafana

Manny Villafaña

Founder, Chairman and CEO

3405 Annapolis Lane, Suite 200, Minneapolis MN 55447; Phone 763.235.3540; Fax 63.235.3545